Exhibit 99.1

USA Truck Appoints Jason Bates Executive Vice President and Chief Financial Officer

Appointment of Longtime Industry Executive with Strong Financial Background Deepens Revamped Leadership Team

VAN BUREN, Ark., April 19, 2017 — USA Truck Inc. (Nasdaq: USAK), a leading capacity solutions provider headquartered in Van Buren, Arkansas, announced today that Jason Bates has joined its leadership team as Executive Vice President and Chief Financial Officer. Mr. Bates joins USA Truck from Swift Transportation Company, where he had served as Vice President of Finance, Revenue Services and Investor Relations Officer since 2010.

“Jason is an extraordinary financial executive with a strong track record with one of the largest and most sophisticated companies in our industry,” said USA Truck President and CEO James Reed.  “Among my immediate objectives as CEO has been assembling leaders who embrace the intensity and accountability necessary to improve the Company’s financial performance and enhance shareholder value.  Jason not only embodies all of those qualities, he brings an outstanding reputation in our industry and immediately strengthens our leadership team by bringing the credibility and experience to make us better every day. We look forward to his influence and contributions to our success as we work toward improving company profitability.”

Prior to his most recent role at Swift, Mr. Bates served as the company’s Vice President and Assistant Treasurer.  Mr. Bates started at Swift in 2003 and previously served in financial leadership roles including: responsibility for financial forecasting, planning and analysis, business analytics, strategic reporting, business intelligence, data analytics, treasury and investor relations. Prior to Swift, he served in a variety of finance and accounting leadership roles for Honeywell International.  Mr. Bates earned a Bachelor of Science degree in business from Brigham Young University and an MBA from Arizona State University.

Mr. Bates joins Mr. Reed and Jim Craig, chief commercial officer and president of USAT Logistics, as recently appointed members of USA Truck’s leadership team. The company also announced that it has recently hired Cheryl Stone as its SVP-Human Resources.  Ms. Stone most recently served as Chief Administrative Officer for Consolidated Technology Services, and previously was Vice President for Global Human Resources & Administration for Tri Marine International. Mr. Reed said, “Cheryl adds significant depth to our efforts to ensure the high-performance culture we are creating takes hold. Her experience in the marine business which, similar to our industry, operates with thousands of remote team members, provides a great framework for understanding and improving the challenges inherent in a transportation company the size of USA Truck.”

Mr. Reed said, “We are making real progress in creating one of the best teams in transportation and look forward to adding other executives to that team soon.”

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

Company Contact

USA Truck, Inc.
James Reed
President and CEO
479-471-2638
James.Reed@usa-truck.com

Investor Relations Contact

Jody Burfening
LHA
(212) 838-3777
Jburfening@lhai.com

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